NEWS RELEASE

FOR IMMEDIATE RELEASE

PLURIS ENERGY ACQUIRING CERRO NEGRO CONCESSION
Company Executes Definitive Purchase and Sale Agreement
For 46,000 Acre Oil Producing Concession

Vancouver, Canada – July 9, 2008 – Pluris Energy Group Inc. (OTC Bulletin Board: PEYG.OB) (“Pluris Energy” or the “Company”) is pleased to announce that on July 4, 2008, the Company’s wholly owned Argentine subsidiary, Pluris Sarmiento Petroleo SA executed a definitive Purchase and Sale Agreement (the “Agreement”) with Clear S.R.L of Comodoro Rivadavia, Argentina (“Clear”) to purchase a 75% operating interest in the Cerro Negro concession, Chubut Province, Argentina.

The Agreement includes consideration to be paid by the Company to Clear in the form of a cash payment totaling USD$21,000,000 on terms over a specified period of time and additional consideration in the form of 3,000,000 common shares of the Company deliverable to Clear over a specified period of time and subject to pooling provisions agreed to by Clear and Pluris Energy under a mutually agreed upon pooling agreement. The Company intends to accept transfer of operations and title to a 75% interest over the Cerro Negro concession upon financial closing of the transaction, which is targeted for the third quarter of 2008. Closing of the acquisition is subject to a number of conditions including obtaining all required third party consents.

Management of the Company looks forward to providing our shareholders with further details related to the Cerro Negro concession in upcoming announcements.

About Pluris Energy

Pluris Energy Group Inc. is an international energy company engaged in the acquisition and development of producing oil and gas interests in South America. For further information, please visit the Company’s website at www.pluris.com

Company Contact
Sacha H. Spindler
604-607-1477
spindler@pluris.com

Louis J. Fruchier
604-607-1677
fruchier@pluris.com

Forward Looking Statements

This news release contains “forward-looking statements”. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the financial closing of the Cerro Negro acquisition will complete and/or will be completed in the third quarter of 2008; and (ii) that the Company intends to accept transfer of operations and title to a 75% interest over the Cerro Negro concession upon financial closing of the transaction.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the continued demand for oil and gas; (ii) the failure to complete the acquisition of the Cerro Negro concession for whatever reason, (iii) the failure of the Cerro Negro concession in its ability to be developed to the extent that it profitably generates commercially available quantities of hydrocarbons; (iv) the failure to raise proceeds necessary to complete the Cerro Negro acquisition; (v) the accuracy of the predicted reserves for the Cerro Negro concession; (vi) the uncertainty of the requirements demanded by environmental agencies; (vii) the company’s ability to raise debt or equity financing for operations, inability to maintain qualified employees or consultants, and the likelihood that no commercial quantities of oil and gas or new energy sources are found or recoverable. For more risk factors about our company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.